Exhibit 99.1

FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc.
One SE Convenience Blvd
Ankeny, IA 50021
Casey's Announces First Quarter Results
Ankeny, IA, September 8, 2025 - Casey’s General Stores, Inc. ("Casey's" or the "Company") (Nasdaq: CASY) one of the leading convenience store chains in the United States, today announced financial results for the three months ended July 31, 2025.

First Quarter Key Highlights

•Diluted EPS of $5.77, up 19.5% from the same period a year ago. Net income was $215.4 million, up 19.5% from the prior year, and EBITDA1 was $414.3 million, up 19.8%, from the same period a year ago.
•Inside same-store sales increased 4.3% compared to prior year, and 6.7% on a two-year stack basis, with an inside margin of 41.9%. Total inside gross profit increased 14.8% to $705.5 million compared to the prior year.
•Same-store fuel gallons were up 1.7% compared to prior year with a fuel margin of 41.0 cents per gallon. Total fuel gross profit increased 18.8% to $373.6 million compared to the prior year.
•Same-store operating expenses excluding credit card fees were up 3.0%, favorably impacted by a 1% reduction in same-store labor hours.

"Casey's delivered an excellent first quarter highlighted by strong sales growth both inside and outside the store,” said Darren Rebelez, Chairman, President and CEO. “Our inside same-store sales were driven by positive traffic growth due to our summer merchandising plan as well as our team's outstanding execution, demonstrating our ability to serve our guests efficiently at a high level. Our fuel team did a tremendous job achieving same-store gallon growth while maintaining a healthy fuel margin. Overall, robust same-store sales combined with operating over 200 more stores than the prior year has led to outstanding financial results across the business."

Earnings

	Three Months Ended July 31,
	2025	2024
Net income (in thousands)	$215,355	$180,198
Diluted earnings per share	$5.77	$4.83
EBITDA (in thousands)	$414,270	$345,782

For the quarter, net income, diluted EPS, and EBITDA were up compared to the same period a year ago due to higher inside and fuel gross profit, partially offset by higher operating expenses, primarily due to operating 221 additional stores.

1 EBITDA is reconciled to net income below.

Inside

	Three Months Ended July 31,
	2025	2024
Inside sales (in thousands)	$1,683,817	$1,474,107
Inside same-store sales	4.3%	2.3%
Grocery and general merchandise same-store sales	3.8%	1.6%
Prepared food and dispensed beverage same-store sales	5.6%	4.4%
Inside gross profit (in thousands)	$705,466	$614,322
Inside margin	41.9%	41.7%
Grocery and general merchandise margin	35.9%	35.4%
Prepared food and dispensed beverage margin	58.0%	58.3%

Total inside sales for the quarter were up 14.2% compared to the prior year. Same-store inside sales were driven by strong performance in the prepared food and dispensed beverage category, including whole pizzas and bakery as well as non-alcoholic beverages in the grocery and general merchandise category. Inside margin was up approximately 20 basis points compared to the same quarter a year ago, benefitting from a favorable product mix shift.

Fuel2

	Three Months Ended July 31,
	2025	2024
Fuel gallons sold (in thousands)	911,780	772,536
Same-store gallons sold	1.7%	0.7%
Fuel gross profit (in thousands)	$373,554	$314,548
Fuel margin (cents per gallon, excluding credit card fees)	41.0 ¢	40.7 ¢

For the quarter, total fuel gallons sold increased 18.0% compared to the prior year due to the store count increase as well as same-store gallons which were up versus the prior year. The Company’s total fuel gross profit was up 18.8% versus the prior year, with an increase in gallons sold as well as fuel margin. The Company sold $6.7 million in renewable fuel credits (RINs) in the quarter, an increase of $1.9 million from the same quarter in the prior year.

Operating Expenses

	Three Months Ended July 31,
	2025	2024
Operating expenses (in thousands)	$698,176	$609,474
Credit card fees (in thousands)	$71,704	$63,809
Same-store operating expenses excluding credit card fees	3.0%	0.7%

Operating expenses increased 14.6% during the first quarter. Operating 221 more stores than prior year accounted for approximately 10% of the increase. Same-store employee expense contributed to approximately 1.5% of the increase, as the increases in labor rates were partially offset by a reduction in same-store labor hours.

2 Fuel category does not include wholesale fuel nor terminal activity, which is included in Other.

Expansion

Store Count
April 30, 2025	2,904
New store construction	5
Acquisitions	2
Prior acquisitions opened	1
Closed or divested	(17)
July 31, 2025	2,895

Liquidity
At July 31, 2025, the Company had approximately $1.4 billion in available liquidity, consisting of approximately $458 million in cash and cash equivalents on hand and approximately $900 million in available borrowing capacity on existing lines of credit.

Share Repurchase
During the quarter, the Company repurchased approximately $31 million of shares. The Company has approximately $264 million remaining under its existing share repurchase authorization.

Dividend
At its September meeting, the Board of Directors approved a quarterly dividend of $0.57 per share. The dividend is payable November 14, 2025, to shareholders of record on November 1, 2025.

Fiscal 2026 Outlook
The Company's fiscal 2026 outlook previously disclosed remains unchanged. Casey's expects the following performance during fiscal 2026. The Company expects EBITDA to increase 10% to 12%. The Company expects inside same-store sales to increase 2% to 5% and inside margin of approximately 41%. The Company expects same-store fuel gallons sold to be negative 1% to positive 1%. Total operating expenses are expected to increase approximately 8% to 10%. The Company expects to open at least 80 stores in fiscal 2026, through a mix of M&A and new store construction, bringing the three-year strategic plan period total to approximately 500 stores. Net interest expense is expected to be approximately $110 million. Depreciation and amortization is expected to be approximately $450 million and the purchase of property and equipment is expected to be approximately $600 million. The tax rate is expected to be approximately 24% to 26% for the year.

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended July 31,
	2025	2024
Total revenue	$4,567,106	$4,097,737
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	3,454,660	3,142,481
Operating expenses	698,176	609,474
Depreciation and amortization	108,963	94,409
Interest, net	26,850	14,067
Income before income taxes	278,457	237,306
Federal and state income taxes	63,102	57,108
Net income	$215,355	$180,198
Net income per common share
Basic	$5.80	$4.86
Diluted	$5.77	$4.83
Basic weighted average shares	37,148,383	37,087,231
Plus dilutive effect of share-based compensation	203,697	190,463
Diluted weighted average shares	37,352,080	37,277,694

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	July 31, 2025	April 30, 2025
Assets
Current assets
Cash and cash equivalents	$458,073	$326,662
Receivables	195,485	180,746
Inventories	478,880	480,034
Prepaid and other current assets	44,681	24,641
Income taxes receivable	—	770
Total current assets	1,177,119	1,012,853
Operating lease right-of-use assets, net	400,712	417,046
Other assets, net of amortization	118,569	120,082
Goodwill	1,245,976	1,244,893
Property and equipment, net of accumulated depreciation of $3,212,598 at July 31, 2025 and $3,122,203 at April 30, 2025	5,428,633	5,413,244
Total assets	$8,371,009	$8,208,118
Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt and finance lease obligations	$98,089	$94,925
Accounts payable	673,944	620,447
Accrued expenses and current portion of operating lease liabilities	361,268	386,321
Income taxes payable	4,746	—
Total current liabilities	1,138,047	1,101,693
Long-term debt and finance lease obligations, net of current maturities	2,373,058	2,413,620
Deferred income taxes	694,362	646,905
Operating lease liabilities, net of current portion	419,670	434,707
Insurance accruals, net of current portion	33,887	33,143
Other long-term liabilities	71,307	69,380
Total liabilities	4,730,331	4,699,448
Total shareholders’ equity	3,640,678	3,508,670
Total liabilities and shareholders’ equity	$8,371,009	$8,208,118

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended July 31,
	2025	2024
Cash flows from operating activities:
Net income	$215,355	$180,198
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	108,963	94,409
Amortization of debt issuance costs	516	278
Change in excess replacement cost over LIFO inventory valuation	8,327	2,431
Share-based compensation	15,221	11,036
Loss on disposal of assets and impairment charges	561	2,475
Deferred income taxes	47,457	7,114
Changes in assets and liabilities:
Receivables	(15,873)	(13,133)
Inventories	(6,868)	(25,378)
Prepaid and other current assets	(20,040)	(7,280)
Accounts payable	35,019	17,431
Accrued expenses	(25,729)	(38,750)
Income taxes	5,595	49,994
Other, net	3,913	529
Net cash provided by operating activities	372,417	281,354
Cash flows from investing activities:
Purchase of property and equipment	(110,046)	(100,564)
Payments for acquisition of businesses, net of cash acquired	(9,495)	(18,113)
Proceeds from sales of assets	17,499	6,688
Net cash used in investing activities	(102,042)	(111,989)
Cash flows from financing activities:
Payments of long-term debt and finance lease obligations	(42,163)	(29,316)
Payments of cash dividends	(19,655)	(16,611)
Repurchase of common stock and payment of related excise taxes	(31,251)	—
Tax withholdings on employee share-based awards	(45,895)	(24,932)
Net cash used in financing activities	(138,964)	(70,859)

Net increase in cash and cash equivalents	131,411	98,506
Cash and cash equivalents at beginning of the period	326,662	206,482
Cash and cash equivalents at end of the period	$458,073	$304,988
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

	Three Months Ended July 31,
	2025	2024
Cash paid during the period for:
Interest, net of amount capitalized	$26,896	$11,845
Income taxes, net	10,050	—
Noncash activities:
Purchased property and equipment in accounts payable	64,905	55,768
Right-of-use assets obtained in exchange for new finance lease liabilities	4,448	221

Summary by Category (Amounts in thousands)
Three Months Ended July 31, 2025	Prepared Food & Dispensed Beverage	Grocery & General Merchandise	Fuel	Other	Total
Revenue	$458,434	$1,225,383	$2,733,659	$149,630	$4,567,106
Gross profit	$265,983	$439,483	$373,554	$33,426	$1,112,446
	58.0%	35.9%	13.7%	22.3%	24.4%
Fuel gallons sold			911,780
Three Months Ended July 31, 2024
Revenue	$405,129	$1,068,978	$2,555,642	$67,988	$4,097,737
Gross profit	$236,041	$378,281	$314,548	$26,386	$955,256
	58.3%	35.4%	12.3%	38.8%	23.3%
Fuel gallons sold			772,536

Prepared Food & Dispensed Beverage						Prepared Food & Dispensed Beverage
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2026	5.6%					F2026	58.0%
F2025	4.4	5.2%	4.7%	1.5%	3.5%	F2025	58.3	58.7%	57.8%	57.8%	58.2%
F2024	5.9	6.1	7.5	8.8	6.8	F2024	58.2	59.0	59.6	58.1	58.7

Grocery & General Merchandise						Grocery & General Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2026	3.8%					F2026	35.9%
F2025	1.6	3.6%	3.3%	1.8%	2.3%	F2025	35.4	35.6%	34.2%	34.8%	35.0%
F2024	5.2	1.7	2.8	4.3	3.5	F2024	34.1	34.0	33.9	34.4	34.1

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2026	1.7%					F2026	41.0	¢
F2025	0.7	(0.6)%	1.8%	0.1%	0.1%	F2025	40.7		40.2	¢	36.4	¢	37.6	¢	38.7	¢
F2024	0.4	—	(0.4)	0.9	0.1	F2024	41.6		42.3		37.3		36.5		39.5

RECONCILIATION OF NET INCOME TO EBITDA
We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA is not considered to be a GAAP measure, and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. This measure has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
We believe EBITDA is useful to investors in evaluating our operating performance because securities analysts and other interested parties use this calculation as a measure of financial performance and debt service capabilities, and it is regularly used by management for internal purposes including our capital budgeting process, evaluating acquisition targets, assessing performance, and awarding incentive compensation.
Because non-GAAP financial measures are not standardized, EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of this non-GAAP financial measure with those used by other companies.
The following table contains a reconciliation of net income to EBITDA for the three months ended July 31, 2025 and 2024:

(in thousands)	Three Months Ended July 31,
	2025	2024
Net income	$215,355	$180,198
Interest, net	26,850	14,067
Federal and state income taxes	63,102	57,108
Depreciation and amortization	108,963	94,409
EBITDA	$414,270	$345,782
NOTES:
•Gross Profit is defined as revenue less cost of goods sold (exclusive of depreciation and amortization)
•Inside is defined as the combination of grocery and general merchandise and prepared food and dispensed beverage

This release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to the potential impact the Fikes transaction, expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, and performance at our stores. There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any results expressed or implied by these forward-looking statements, including but not limited to the execution of our strategic plan, the integration and financial performance of acquired stores, wholesale fuel, inventory and ingredient costs, distribution challenges and disruptions, the impact and duration of conflicts in oil producing regions or other geopolitical disruptions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website. Any forward-looking statements contained in this release represent our current views as of the date of this release with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the release whether as a result of new information, future events, or otherwise.

Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on September 9, 2025. The call will be broadcast live over the Internet at 7:30 a.m. CDT. To access the call, go to the Events and Presentations section of our website at https://investor.caseys.com/events-presentations.  No access code is required. A webcast replay of the call will remain available in an archived format on the Events and Presentations section of our website at https://investor.caseys.com/events-presentations for one year after the call.

Investor Relations Contact:	Media Relations Contact:
Brian Johnson (515) 446-6587	Katie Petru (515) 446-6772